GISH BIOMEDICAL, INC,
                         EMPLOYMENT AGREEMENT AMENDMENT



This instrument, entered into as of August 9, 2001, is Amendment Number 1 to the Employment Agreement, dated as of May 15, 2000, by and between Kelly D. Scott and Gish Biomedical, Inc., a California company (the "Agreement"). All initially capitalized terms used herein shall have the same meaning as given to such terms in the Agreement.

     1. Section 1 of the Agreement is hereby amended in its entirety to read as follows:

     "Employment Term. The Company agrees to employ Employee, and Employee agrees to be employed by the Company, under the terms and conditions set forth in this Agreement. The initial term of employment under this Agreement shall be two years commencing as of May 18, 2000 (the "Effective Date")and ending May 18, 2002, unless such period is terminated earlier pursuant to Section 5 below (the "Initial Term"). The term of the Employee's employment under this Agreement shall be automatically extended one day for each day elapsed after the Effective Date."

     2. Section 5(b)(i) of the Agreement is amended in its entirety to read as follows:

     "Involuntary Termination. If Employee's employment is terminated as a result of an Involuntary Termination (as defined in Section 6 below) Employee will be entitled to receive an amount equal to two (2) times the dollar amount of the Annual Salary then in effect on the date of such termination, less any amounts the Company is required to withhold under state and federal withholding laws, payable in nineteen (19) installments. The first such installment, representing 25% of the total severance pay due, shall be paid within seven (7) days after the date Employee's employment terminates. The remaining eighteen
(18) installments, representing 75% of the total severance pay due, shall be paid in equal monthly installments commencing thirty (30) days after the date Employee's employment terminates. As a condition precedent to, and in exchange for, the receipt of such severance pay, Employee shall (a) execute and deliver to the Company (and remain in full compliance with) a Settlement Agreement and Release of Claims in a form reasonable satisfactory to the Company, which shall not cancel any of Employee's rights to indemnification under the Standard Indemnification Agreement referred to in Section 9 hereof; and resign, in writing, from all offices then held in the Company by Employee."

     3. Except as amended herein, the Agreement is unchanged and is hereby ratified and confirmed.

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     4. This  instrument  may be  executed in one or more  counterparts,  all of which, taken together shall constitute one agreement.

IN WITNESS WHEREOF, this instrument has been executed by the parties hereto as of the date first above written.

                                      GISH BIOMEDICAL, INC.



                                      By: /s/ John W. Galuchie, Jr., Chairman
                                          ------------------------------------
                                          John W. Galuchie, Jr., Chairman



                                      By: /s/ Kelly D. Scott
                                          ------------------------------------
                                          Kelly D. Scott


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